Exhibit 99.1
Redding Bank of Commerce announces new bank director, Robert Muttera
REDDING, California, April 13, 2011/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $939 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today proudly announced the addition of Robert Muttera to the Redding Bank of Commerce Board of Directors.
“We are very excited to welcome a colleague of Mr. Muttera’s caliber to our board of directors at Bank of Commerce. We believe that Mr. Muttera will prove to be a valuable asset to our Company” said Patrick J. Moty, President and CEO.
Mr. Muttera is an associate of Preferred Capital Advisors, a full service Commercial Real Estate Advisory Firm specializing in Mortgage Banking. His prior experience includes Executive Vice President and Chief Credit Officer and member of the Board of Directors of Placer Sierra Bank since 2000. Placer Sierra Bank was acquired by Wells Fargo Bank in 2007. As a member of the Executive Team he assisted in the acquisitions of Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi.
About Bank of Commerce Holdings
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™. The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
McAdams Wright Ragen, Inc. /Joey Warmenhoven
1121 SW Fifth Avenue
Suite 1400
Portland, Oregon 97204 (866) 662-0351

Contact Information:
Patrick J. Moty, President & CEO Linda J. Miles, EVP & Chief Operating Officer Samuel D. Jimenez, Senior Vice President and CFO	Telephone Direct (530) 722-3953 Telephone Direct (530) 722-3955 Telephone Direct (530) 722-3952